As filed with the Securities and Exchange Commission on September 3, 2026

Registration No. 333-293906
Registration No. 333-285478
Registration No. 333-281477
Registration No. 333-279354
Registration No. 333-274234

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-293906
FORM S-8 REGISTRATION STATEMENT NO. 333-285478
FORM S-8 REGISTRATION STATEMENT NO. 333-281477
FORM S-8 REGISTRATION STATEMENT NO. 333-279354
FORM S-8 REGISTRATION STATEMENT NO. 333-274234
UNDER
THE SECURITIES ACT OF 1933

APOGEE THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	93-4958665
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Letterman Drive, Building B, Suites B6-850 and B6-800, The Presidio of San Francisco, San Francisco, California
94129-1492
(Address of Principal Executive Offices)	(Zip Code)

APOGEE THERAPEUTICS, INC. 2023 EQUITY INCENTIVE PLAN
APOGEE THERAPEUTICS, INC. 2023 EMPLOYEE STOCK PURCHASE PLAN
NON-PLAN STOCK OPTION GRANT

(Full title of the plans)

 Perry C. Siatis
Executive Vice President, General Counsel and Secretary
AbbVie Inc.
1 North Waukegan Road
North Chicago, Illinois 60064
(Name and address of agent for service)

(847) 932-7900
(Telephone Number of Agent for Service)

Copy to:

Krishna Veeraraghavan
Benjamin Goodchild
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Apogee Therapeutics, Inc. (“Apogee”) with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-293906, filed with the SEC on March 2, 2026, relating to the registration of (i) 3,420,067 shares of Apogee’s common stock, par value $0.00001 per share (the “Common Stock”), under the Apogee Therapeutics, Inc. 2023 Equity Incentive Plan (the “2023 Plan”) and (ii) 684,013 shares of Common Stock under the Apogee Therapeutics, Inc. 2023 Employee Stock Purchase Plan (the “ESPP”);

•
Registration Statement No. 333-285478, filed with the SEC on March 3, 2025, relating to the registration of (i) 2,903,144 shares of Common Stock under the 2023 Plan and (ii) 580,628 shares of Common Stock under the ESPP;

•
Registration Statement No. 333-281477, filed with the SEC on August 12, 2024, relating to the registration of 100,000 shares of Common Stock pursuant to an outstanding nonqualified stock option award granted to Mark McKenna outside of the 2023 Plan;

•
Registration Statement No. 333-279354, filed with the SEC on May 13, 2024, relating to the registration of (i) 2,416,938 shares of Common Stock under the 2023 Plan and (ii) 483,387 shares of Common Stock under the ESPP; and

•
Registration Statement No. 333-274234, filed with the SEC on August 28, 2023, relating to the registration of (i) 6,706,037 shares of Common Stock under the 2023 Plan and (ii) 479,003 shares of Common Stock under the ESPP.

On September 3, 2026, Andor Merger Co. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Andor LLC (“Parent”), a Delaware limited liability company, completed its merger (the “Merger”) with and into Apogee pursuant to the terms of the Agreement and Plan of Merger, dated June 18, 2026 (the “Merger Agreement”), among Apogee, Parent, Merger Sub and, solely for the limited purposes set forth therein, AbbVie Inc. (“AbbVie”), a Delaware corporation. Apogee was the surviving corporation in the Merger and, as a result, is now an indirect wholly owned subsidiary of AbbVie.

As a result of the Merger, all offerings and sales of securities pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by Apogee in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of such offerings, Apogee hereby removes and withdraws from registration any and all of such securities registered but remaining unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and Apogee hereby terminates the effectiveness of the Registration Statements. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by Apogee pursuant to the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to Apogee’s Current Report on Form 8-K filed with the SEC on June 22, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in North Chicago, Illinois, on September 3, 2026.

APOGEE THERAPEUTICS, INC.

By:	/s/ Scott T. Reents
Name:	Scott T. Reents
Title:	President

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933.